UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

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CBA Florida, Inc.
(Name of Registrant as Specified In Its Charter)

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CBA FLORIDA, INC. ANNOUNCES MOVE TO VIRTUAL FORMAT FOR ITS ANNUAL MEETING OF SHAREHOLDERS

LAS VEGAS, NV / ACCESSWIRE / May 8, 2020 / CBA Florida, Inc. (www.cbafloridainc.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced that due to the public health concerns related to the novel coronavirus (COVID-19) pandemic, and to support the health and safety of its shareholders, employees and stakeholders, the Company has changed the location and format of its Annual Meeting of Shareholders (the “Annual Meeting”) to a virtual-only format. Shareholders will not be able to attend the Annual Meeting in person.
The Annual Meeting will be held on Thursday, May 28, 2020 at 11:00 a.m. (Eastern Time) in a virtual meeting format only at https://www.issuerdirect.com/virtual-event/cbai . As described in the proxy materials for the Annual Meeting previously distributed, shareholders as of the close of business on April 17, 2020, the record date, are entitled to participate in the Annual Meeting. To participate, shareholders will register by accessing the link https://www.issuerdirect.com/virtual-event/cbai prior to the start of the meeting. Shareholders holding their shares through a bank or brokerage firm must enter the 16-digit control number found on their proxy card or voting instruction form. If shares are held in registered name, shareholders can access the meeting by entering their full name and e-mail address.

About CBA Florida, Inc.

CBA Florida, Inc., formerly Cord Blood America, Inc., does not currently have any active business operations and consists of the cash, receivables, and liabilities remaining post-closing of the sale of substantially all of the Company’s assets.

Investor Contact:

Anthony Snow
asnow@cbafloridainc.com